Exhibit 10.1
REAL ESTATE PURCHASE AGREEMENT
THIS REAL ESTATE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2013 (the “Effective Date”) between Cerner Property Development, Inc., a Delaware corporation, its successors and assigns (“Purchaser”), and Trails Properties II, Inc., a Missouri corporation (“Seller”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and each of the Parties is sometimes singularly referred to herein as a “Party”.
WHEREAS, Seller is the owner of the Seller's Land (as hereinafter defined) and has certain rights to acquire portions of the Property (as hereinafter defined) not presently owned by Seller; and
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, fee simple title to the Property, due to, among other things, the availability of economic development and job creation incentives and the close proximity of the Property to Purchaser's current Innovations campus facilities; and
WHEREAS, in connection with such purchase, Purchaser desires to acquire the right to certain economic development and job creation incentives previously approved in connection with the potential future development of the Property and seek amendments to cover the increased costs of Purchaser's redevelopment of the Property;
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
As used herein, the following terms shall have the meanings indicated:
“Access Agreement” shall mean that certain Access Agreement dated September 4, 2012, by and between Seller and Purchaser, as amended by amendment dated March 4, 2013, and as the same may be extended or modified from time to time.
“Agreement” shall mean this Real Estate Purchase Agreement.
“Assignment and Assumption of Leases” shall mean an assignment of the landlord's interests under the Leases, in mutually agreeable customary form to be agreed upon by the Parties during the Review Period, assigning all of Seller's interest in the Leases to Purchaser.
“Bill of Sale” shall mean a bill or bills of sale in substantially the same form as Exhibit D, attached hereto and made a part hereof, and sufficient to transfer to Purchaser all Tangible Personal Property and Intangible Personal Property (excluding the Leases).
“BUILD Missouri Program” shall mean the incentive tool that allows the Missouri Department of Economic Development and the Missouri Development Finance Board to finance a portion of the costs of qualifying capital investments in economic development projects for eligible businesses which seek to locate or expand in Missouri, governed by Sections 100.700 to 100.850, Revised Statutes of Missouri, as amended.

“Business Days” shall mean any weekday (Monday through Friday) on which banks chartered by the State of Missouri are open to conduct regular banking business with bank personnel.
“Casualty” shall have the meaning set forth in Section 10.4.
“Certificate of Non-Foreign Status” shall mean a certificate or certificates dated as of the Closing Date in substantially the same form as Exhibit I, attached hereto and made a part hereof.
“CID” shall mean the 3-Trails Village Community Improvement District.
“City” shall mean the City of Kansas City, Missouri.
“Closing” shall mean the consummation of the sale and purchase of the Property provided for herein, to be held at the offices of the Title Company, or such other place as the Parties may mutually agree.
“Closing Certificate” shall mean a certificate or certificates in substantially the same form as Exhibit H, attached hereto and made a part hereof, wherein Seller and Purchaser, respectively, shall represent that the representations and warranties of Seller and Purchaser, respectively, contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.
“Closing Date” shall mean the date which is fifteen (15) days following the satisfaction of the conditions to Purchaser's obligations set forth in Section 6.1 hereof, or such earlier date mutually agreed to by the Parties.
“Commission” shall mean the Tax Increment Financing Commission of Kansas City, Missouri.
“Contracts” shall mean those certain Existing Contracts which Purchaser during the Review Period elects in writing to accept assignment of prior to the expiration of the Review Period. Any such Existing Contract which Purchaser does not so elect to take assignment of shall not be deemed a “Contract” hereunder.
“Current Incentives” shall mean all rights, entitlements and incentives granted, offered or provided by any governmental entity, agency or authority relating to the Property as of the Effective Date, including but not limited to any rights, entitlements or incentives arising out of, relating to, created by, or in connection with, any of the following: (a) the TIF Plan; (b) any agreements with any governmental bodies, including without limitation any agreements with the City or the Commission, relating to the TIF Plan, including all necessary Commission and City approvals associated therewith, or the agreement by the City to appropriate annually fifty percent (50%) of the economic activity taxes (as defined in the Development Agreement) not deposited in the special allocation fund pursuant to the TIF Act; (c) the State Supplemental TIF Documents; (d) any agreements or certificates or other documents issued by any governmental bodies, including without limitation any agreements or certificates or other documents issued by the Missouri Department of Economic Development or other State agencies, relating to the State Supplemental TIF Documents; (e) the CID and documents, agreements, rights, entitlements and obligations relating thereto; and (f) MDFB Tax Credits (except for the Substitute MDFB Credits).
“Deed” shall mean a special warranty deed executed by Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land to Purchaser, subject only to the Permitted Exceptions.

“Delinquent Amounts” shall have the meaning set forth in Section 8.1(c).
“Demolition Work” shall have the meaning set forth in Section 5.6.
“Development Agreement” shall mean that certain Agreement between the Tax Increment Financing Commission of Kansas City, Missouri and Three Trails District Redevelopment, LLC, for the Implementation of the Three Trails District Tax Increment Financing Plan dated April 1, 2013.
“Development Approvals” shall have the meaning set forth in Section 4.5(b).
“Due Diligence Materials” shall have the meaning set forth in Section 4.1(c).
"Due Diligence Materials Delivery Notice" shall have the meaning set forth in Section 4.2(b).
"Due Diligence Materials Review Period" shall have the meaning set forth in Section 4.2(b).
“Effective Date” shall mean the date set forth in the introductory paragraph of this Agreement.
“Environmental Reports” shall mean the reports obtained by Seller set forth at Exhibit E.
“Escrow Agent” shall mean the Title Company or another escrow agent agreed to by Seller and Purchaser.
“Exception Documents” shall mean true, correct and legible copies of each document listed as an exception to title in the Title Commitment.
“Existing Contracts” shall mean all contracts between Seller and any third party or parties listed and described on Exhibit J attached hereto pertaining to or necessary for the operation of the Property, including, but not limited to any agreements that encumber or benefit the Property, warranties, agreements with vendors or service providers, equipment leases, utility contracts, mortgages, or regulatory or other agreements with governmental authorities.
“Final Reconciliation” shall have the meaning set forth in Section 8.1(e).
“Gas Mart Land” shall mean the real property legally described on Exhibit A-2 attached hereto and made a part hereof, together with all of Seller's rights, titles, appurtenant interests, covenants, licenses, water rights, mineral rights, privileges and benefits thereunto belonging, and Seller's right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property. Following completion of the Survey, the Parties agree that the legal description for the Gas Mart Land contained in the Survey, if different, shall be substituted for the legal description contained on Exhibit A-2 hereto.
“Gas Mart Property” shall mean the Gas Mart Land and any tangible personal property located thereon, any intangible personal property associated therewith, and any improvements located thereon, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.
“Government Action” shall have the meaning set forth in Section 10.19.

“Hazardous Materials” shall mean (a) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., or by the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., all as now and hereafter amended; (b) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6902 et seq., as now and hereafter amended; (c) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances with the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substances or materials, all as now and hereafter amended; (d) petroleum including crude oil or any fraction thereof; (e) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as now and hereafter amended; (f) asbestos in any form or condition; and (g) polychlorinated biphenyl (“PCBs”) or substances or compounds containing PCBs.
“Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions or industrial hygiene, including, without limitation, RCRA, CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.
“Improvements” shall mean shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.
“Independent Consideration” shall have the meaning set forth in Section 3.1.
“Intangible Personal Property” shall have the meaning set forth in Section 2.1(j).
“Investigations” shall have the meaning set forth in Section 4.3.
“Land” shall mean (a) the Gas Mart Land, (b) the Toys "R" Us Land, (c) the Sandor Land (in the event the Sandor Land is acquired by Seller in accordance with Section 5.5(a)), and (d) the Seller's Land.
“Land Assemblage Tax Credit Act” shall mean the Distressed Areas Land Assemblage Tax Credit Act, Section 99.1205.1, Revised Statutes of Missouri, as amended.
“Land Assemblage Tax Credits” shall mean the tax credits available pursuant to the Land Assemblage Tax Credit Act.
“Leases” shall mean the leases listed on Exhibit B attached hereto.
"Leases and Contracts Delivery Notice" shall have the meaning set forth in Section 4.4(b).
"Leases and Contracts Review Period" shall have the meaning set forth in Section 4.4(b).

“MDFB Tax Credits” shall mean tax credits for contribution as contemplated under the Missouri Development Finance Board Act, Sections 100.250, et seq., Missouri Revised Statutes, as amended, as more particularly set forth at Section 100.286(6), Missouri Revised Statutes, as amended.
“Memorandum” shall have the meaning set forth in Section 10.18.
“MOU” shall have the meaning set forth in Section 5.3(j).
“Non-cash Security Deposits” shall have the meaning set forth in Section 8.1(d).
“Party” and “Parties” shall each have the meaning set forth in the introductory paragraph of this Agreement.
“Permitted Exceptions” shall mean those title exceptions which have been approved in writing by Purchaser, or are deemed to have been approved by Purchaser upon the expiration of the Review Period, but specifically excluding mortgages, deeds of trust, or other liens that can be released with the payment of money.
“Project” shall have the meaning set forth in Section 4.5(a).
“Permitted Tenants” shall mean the tenants under the Leases listed on Exhibit B.
“Property” shall mean the Land, the Improvements located thereon at Closing, any easements for the benefit of the Land, the Leases, Tangible Personal Property, Contracts and Intangible Personal Property, as more fully set forth in Article II hereof.
“Purchase Price” shall have the meaning set forth in Section 3.2.
“Review Period” shall mean a period commencing on the Effective Date and ending on December 27, 2013.
“Sandor Land” shall mean the real property legally described on Exhibit A-3 attached hereto and made a part hereof, together with all of Seller's rights, titles, appurtenant interests, covenants, licenses, water rights, mineral rights, privileges and benefits thereunto belonging, and Seller's right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property. Following completion of the Survey, the Parties agree that the legal description for the Sandor Land contained in the Survey, if different, shall be substituted for the legal description contained on Exhibit A-3 hereto.
“Sandor Property” shall mean the Sandor Land and any tangible personal property located thereon, any intangible personal property associated therewith, and any improvements located thereon, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.
“Seller's Land” shall mean the real property currently owned by Seller legally described on Exhibit A-1 attached hereto and made a part hereof, together with all of Seller's rights, titles, appurtenant interests, covenants, licenses, water rights, mineral rights, privileges and benefits thereunto belonging, and Seller's right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property. Following completion of the Survey, the Parties agree that the legal description for the Seller's Land contained in the Survey, if different, shall be substituted for the legal description contained on Exhibit A-1 hereto.
“State” shall mean the State of Missouri.
“State Supplemental TIF Documents” shall mean the State Supplemental Tax Increment Financing Program Application on file with the Missouri Department of Economic Development associated with the TIF Plan, and any certificate of approval relating to the same.
“Substitute MDFB Credits” shall have the meaning set forth in Section 4.5(e).
“Survey” shall mean a current ALTA/ACSM Land Title Survey of the Land prepared by Shafer, Kline, Warren, certified to ALTA requirements, at Seller's expense, which Survey shall be in a form and content acceptable to Purchaser. Without limiting the generality of the foregoing, the Survey shall: (a) include a narrative legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acres and gross square feet (to the nearest one-thousandth of said respective measurement); (b) accurately show the location on the Land of all improvements (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) accurately show the location of encroachments, if any, upon adjoining property, or from adjoining property, upon the Land; (d) be certified as of the date of the Survey to the Seller, the Purchaser, the Title Company, and any third-party lender designated by Purchaser; (e) legibly identify any and all recorded matters shown on said Survey by appropriate volume and page recording references; (f) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land; and (g) be satisfactory to (and updated from time to time as may be required by) the Title Company so as to permit it to delete the standard exception for survey matters and replace it with an exception for the matters shown on the Survey. The Survey shall include the following Table A items under the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys effective February 23, 2011:  1, 2, 3, 4 (in square feet or acres), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(b), 13, 16, 17, 18, 19, 20(a), as well as any other Table A optional items that Purchaser shall reasonably determine are necessary based upon the information set forth in the Exception Documents, drafts of the Survey or the Due Diligence Materials.
“Tangible Personal Property” shall have the meaning set forth in Section 2.1(i).
“TIF Act” shall mean the Real Property Tax Increment Allocation Redevelopment Act, Sections 99.800 through 99.865, Revised Statutes of Missouri, as amended.
“TIF Plan” shall the Three Trails District Tax Increment Financing Plan approved by the Commission on November 7, 2007, and approved by the City on December 13, 2007, pursuant to Committee Substitute Ordinance No. 071297, as such plan may be amended from time to time.
“Title Commitment” shall mean a current commitment or current commitments issued by the Title Company to the Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.
“Title Company” shall mean First American Title Insurance Company.
“Title Policy” shall mean an ALTA Extended Coverage Owner's Policy (or policies) of Title Insurance (2006 unmodified form), or comparable State promulgated policies, with liability in the aggregate amount of the Purchase Price, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Land as being vested in Purchaser, subject only to the Permitted Exceptions, with the following modifications: (a) the standard exceptions shall be deleted; (b) the exception for survey matters and mechanics' liens shall be deleted and replaced by an exception for the matters shown on the Survey; (c) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years, not now due and payable; (d) any exception as to parties in possession shall be deleted except for the Permitted Tenants; (e) there shall be no general exception for visible and apparent easements not of record or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information); and (f) the Title Policy shall include endorsements, at Seller's expense, for Contiguity, Access, Comprehensive, Tax Parcel, Deletion of Arbitration, and Same as Survey and such other endorsements as Purchaser, at Purchaser's expense, shall reasonably require. Purchaser shall have the right to require that the Title Company provide contracts of reinsurance of the liability under the Title Policy with reinsurers acceptable to Purchaser if Purchaser determines in its sole discretion that the amount of liability retained by the Title Company or its underwriter exceeds an amount acceptable to Purchaser.
“Toys "R" Us Land” shall mean the real property legally described on Exhibit A-4 attached hereto and made a part hereof, together with all of Seller's rights, titles, appurtenant interests, covenants, licenses, water rights, mineral rights, privileges and benefits thereunto belonging, and Seller's right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property. Following completion of the Survey, the Parties agree that the legal description for the Toys "R" Us Land contained in the Survey, if different, shall be substituted for the legal description contained on Exhibit A-4 hereto.
“Toys "R" Us Property” shall mean the Toys "R" Us Land and any intangible personal property associated therewith, and any improvements located thereon, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.
ARTICLE II
AGREEMENTS TO SELL AND PURCHASE
2.1     Agreement to Sell and Purchase Property. On the Closing Date, subject to the performance by the Parties of the terms and provisions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, for the Purchase Price therefor and subject to the terms and conditions of this Agreement, the following described property (collectively, the “Property”):
(a)    The Land.

(b)    All rights and appurtenances pertaining to the Land, including any right, title and interest of any Seller in and to adjacent streets, alleys or rights-of-way.
(c)    The Improvements.
(d)    The Leases.
(e)    The Contracts.
(f)    All appliances, fixtures, equipment, machinery, tools, automobiles and other motorized vehicles, furniture, carpet, drapes and other personal property, if any, owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), all of which are listed and described on Exhibit C attached hereto.
(g)    All intangible property (the “Intangible Property”), if any, owned by any Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, any security deposits under the Leases, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, intellectual property, engineering plans and studies, floor plans and landscape plans.
ARTICLE III
PURCHASE PRICE
3.1    Independent Consideration. Contemporaneous with the execution of this Agreement by Seller, Purchaser shall deliver to Seller a check in the amount of Fifty Thousand Dollars ($50,000.00) (the “Independent Consideration”) to be held by the Seller pursuant to the terms of this Agreement. At the Closing, the Independent Consideration shall be applied toward the payment of the Purchase Price. If Purchaser terminates this Agreement under any right granted to Purchaser hereunder, the Independent Consideration shall be retained by Seller, and the parties hereby agree that the Independent Consideration shall be retained by Seller in consideration of the rights of inspection and investigation granted herein. If Seller terminates this Agreement under any right granted to Seller hereunder, the Independent Consideration shall be returned to Purchaser.
3.2    Purchase Price. The Purchase Price shall be Forty-Five Million Five Hundred Thousand and No/100 Dollars ($45,500,000.00) (the "Purchase Price"). The Purchase Price shall be subject to reduction pursuant to Section 5.5(b).
3.3    Payment of Balance of Purchase Price. The balance of the Purchase Price for the Property shall be delivered by Purchaser at the Closing, in immediately available funds, subject to adjustment as herein provided.
ARTICLE IV
ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

4.1	Due Diligence Materials.
(a)Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser the Title Commitment and Exception Documents.
(b)Within twenty-five (25) days after the Effective Date, Seller shall deliver to Purchaser the Survey.

(c)Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser, at Purchaser's address, for its review and/or copying, the following items respecting the Property to the extent such items are in the direct control of the Seller:
(i)Copies of any documents related to the development of the Property, including without limitation any documentation relating to economic development incentives, zoning, land use, or any agreements with any governmental bodies relating to the Property, if any;
(ii)Copies of tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the two prior calendar years, if available;
(iii)Copies of any and all existing surveys, and any environmental studies or impact reports relating to the Property, if any, including without limitation, any Environmental Reports, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials;
(iv)Copies of any and all Leases;
(v)Copies of any and all Existing Contracts; and
(vi)Copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, if any, the outcome of which might materially affect the Property or the use and operation of the Property, together with summaries and such other more detailed information as Purchaser may reasonably request with respect to any other pending litigation or claim the outcome of which might materially affect Seller or materially affect the Property (the foregoing items in Sections 4.1(c)(i) through 4.1(c)(vi), the Title Commitment, the Exception Documents and the Survey are hereinafter collectively referred to as the "Due Diligence Materials").
Purchaser acknowledges that the Land and Property are part of a multi-year, multi-parcel assemblage which involved numerous consultants and independent contractors engaged by the Seller and as such the Seller is not making any warranty as to the completeness or accuracy of the Due Diligence Materials (as herein defined) or any other items delivered, except that Seller hereby warrants and represents that Seller has delivered all of the Due Diligence Materials known to Seller without duty of inquiry.

4.2	Due Diligence Materials Review.
(a)During the Review Period, Purchaser shall have the right and opportunity to review the Due Diligence Materials delivered or made available by Seller to Purchaser pursuant to the provisions of Section 4.1 above and all other materials or matters that Purchaser determines in its sole discretion that it should review.
(b)Upon delivery of all Due Diligence Materials, Seller shall provide Purchaser written notice stating that to its knowledge, it has effectively delivered to Purchaser all Due Diligence Materials as required herein ("Due Diligence Materials Delivery Notice"). Purchaser shall have five (5) Business Days from the date of the Due Diligence Materials Delivery Notice in which to notify Seller in writing of any Due Diligence Materials it reasonably believes Seller failed to deliver, and in such event, Seller shall have five (5) Business Days from the date of such notice to remedy any deficiencies and deliver a new Due Diligence Materials Delivery Notice. Purchaser shall have sixty (60) days following the date of receipt of a satisfactory Due Diligence Materials Delivery Notice to conduct its review of the Due Diligence Materials (the "Due Diligence Materials Review Period"). Prior to the expiration of the Due Diligence Materials Review Period, Purchaser shall notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the Due Diligence Materials. Any matters which are set forth in the Due Diligence Materials and to which Purchaser does not object within the Due Diligence Materials Review Period shall be deemed to be Permitted Exceptions.
(c)With regard to any matter to which Purchaser objects relating to Purchaser's review of the Due Diligence Materials during the Due Diligence Materials Review Period Seller agrees to use commercially reasonable efforts to resolve such objections, but Seller's costs associated with curing such objections shall not be required to exceed Twenty-Five Thousand Dollars ($25,000.00). As to any matter Seller does not resolve, despite commercially reasonable efforts, Purchaser may either (i) waive its objections and close as otherwise contemplated in this Agreement, (ii) extend Seller's period for curing objections or satisfying requirements (but not beyond the Closing Date) or (iii) terminate this Agreement by written notice to Seller prior to the expiration of the Due Diligence Materials Review Period.
(d)With regard to any matter to which Purchaser objects during the Due Diligence Materials Review Period that constitute liens or other charges of an ascertainable amount, Seller will correct or cause to be released of record at or prior to the Closing any liens or other charges of an ascertainable amount, and if Seller fails to do so, Purchaser shall have the right to cause such matters to be paid at Closing and deducted from the amounts due to Seller at Closing.

4.3	Investigations.
(a)During the Review Period, Purchaser and its agents and designees shall have the right and opportunity to examine the Property for the purpose of inspecting the same and making tests, inquiries and examinations, making soil analyses, conducting engineering and studies, core borings, drillings, surveys, environmental assessments and such other physical due diligence investigations and analyses in, on and to the Property as Purchaser deems necessary to ascertain the suitability of the Property for the intended development. In addition, during the Review Period, Purchaser and its accountants, agents and designees shall have the right and opportunity of access to rent rolls and rent collections reports relating to the Property as may be necessary for the purpose of examining the same, and Seller shall cause its directors, employees, accountants, and other agents and representatives to cooperate fully with Purchaser in connection with such examinations (the investigations carried out pursuant to the terms set forth in this Section are hereinafter collectively referred to as the "Investigations"). Purchaser shall commence its Investigations promptly following the Effective Date.
(b)With regard to any matter to which Purchaser objects in connection with its Investigations, Purchaser may either (a) waive such objections and close as otherwise contemplated in this Agreement or (b) terminate this Agreement by written notice to Seller prior to the expiration of the Review Period.

(c)Purchaser and Seller acknowledge and agree that the terms of this Agreement supersede the terms of the Access Agreement and that upon execution of this Agreement, the Access Agreement shall be terminated.
(d)Purchaser shall promptly at its sole cost and expense return all areas of the Property disturbed by the Investigations to its previous physical condition or as close thereto as reasonably possible.

4.4	Leases and Contracts.
(a)Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser copies of all Leases and all of the Existing Contracts.
(b)Upon delivery of all Leases and Existing Contracts, Seller shall provide Purchaser written notice stating that to its knowledge, it has effectively delivered to Purchaser all Leases and Existing Contracts as required herein ("Leases and Existing Contracts Delivery Notice"). Purchaser shall have five (5) Business Days from the date of the Leases and Existing Contracts Delivery Notice in which to notify Seller in writing of any Leases and Existing Contracts it reasonably believes Seller failed to deliver, and in such event, Seller shall have five (5) Business Days from the date of such notice to remedy any deficiencies and deliver a new Leases and Existing Contracts Delivery Notice. Purchaser shall have sixty (60) days following the date of receipt of a satisfactory Leases and Existing Contracts Delivery Notice to conduct its review of the Leases and Existing Contracts (the "Leases and Existing Contracts Review Period"). Prior to the expiration of the Leases and Existing Contracts Review Period, Purchaser shall notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the Leases or Existing Contracts.
(c)With regard to any matter to which Purchaser objects relating to Purchaser's review of the Leases and Existing Contracts during the Leases and Existing Contracts Review Period Seller agrees to use commercially reasonable efforts to resolve such objections. As to any matter Seller does not resolve, despite commercially reasonable efforts, Purchaser may either (a) waive its objections and close as otherwise contemplated in this Agreement, (b) extend Seller's period for curing objections or satisfying requirements (but not beyond the Closing Date) or (c) terminate this Agreement by written notice to Seller prior to the expiration of the Leases and Existing Contracts Review Period.

4.5	Developmental Approvals.
(a)Seller understands that it is Purchaser's intent, following Closing, to redevelop the property for Purchaser's intended uses (collectively, the “Project”).
(b)During the Review Period, Purchaser may, at Purchaser's expense, diligently pursue the following:
(i)subdivision of the Land, including without limitation any required drainage or storm water management, building permits for the planned Project including approval for the construction of utilities, and any necessary governmental approval for access such as curb cuts or entrances and any wetlands or environmental approvals and permits;
(ii)re-zoning, site plan and development plan approvals;

(iii)approval for the assignment, transfer and vesting of the Current Incentives in Purchaser;
(iv)amendment of the TIF Plan to Purchaser's satisfaction, including designation of Purchaser as the redeveloper under the TIF Plan and all necessary Commission and City approvals associated therewith;
(v)amendment of any agreements with any governmental bodies, including without limitation any agreements with the City or the Commission, relating to the TIF Plan, including all necessary Commission and City approvals associated therewith, or the agreement by the City to appropriate annually fifty percent (50%) of the City's economic activity taxes not deposited in the special allocation fund pursuant to the TIF Plan;
(vi)amendment of the documentation associated with the State Supplemental TIF Documents;
(vii)amendment of any agreements with any governmental bodies, including without limitation any agreements with the Missouri Department of Economic Development or other State agencies, relating to the State Supplemental TIF Documents, including all necessary governmental approvals associated therewith;
(viii)removal of the Land, or any portion thereof, from the boundaries of the CID or amendment of documentation and agreements related to the CID;
(ix)application for incentives offered under the BUILD Missouri Program or other similar State incentive programs;
(x)negotiation and procurement of any use restriction(s) and reciprocal easement agreement(s) (or amendments or terminations of any existing use restriction(s) or reciprocal easement agreement(s)) for purposes of (a) providing, modifying or terminating the terms of such easements and rights of way over the Property and over adjacent property as Purchaser may reasonably require for the development of the Property and the Project, (b) providing, modifying or terminating the terms of use restrictions for the Property and adjacent property; and
(xi)all appropriate municipal, county, State and federal authorities approvals necessary for the development and construction of the Project (the foregoing Subsections 4(b)(i) through (xi) shall collectively be referred to herein as the “Development Approvals”).
(c)During the Review Period, Purchaser may commence efforts, and thereafter diligently continue its efforts, to obtain any and all such Developmental Approvals at its own cost and expense. Seller shall cooperate with Purchaser in this regard and shall, if requested to do so, execute such applications or requests, or subdivision plat, as may be necessary for the owner of the Property to execute, and to provide any information privy to, known to, or in possession of Seller which may be necessary or useful in completing applications, requests, or a legal subdivision of the Land. Purchaser shall endeavor to keep Seller reasonably apprised of Purchaser's efforts in regard to the Developmental Approvals. Purchaser shall provide Seller copies of the initial application relating to each Developmental Approvals three (3) days prior to Purchaser's submittal of any such documents to any governmental authorities. Thereafter, Purchaser shall endeavor to provide Seller with copies of all applications, agreements, and related documentation associated with the Developmental Approvals concurrently with or within a reasonable time after submission thereof to the applicable governmental authorities, but in no event shall Purchaser's failure to do so constitute a default by Purchaser hereunder.
(d)Prior to the expiration of the Review Period, Purchaser shall deliver notice to Seller in writing of any Developmental Approvals that Purchaser does not wish to have assigned or transferred to Purchaser on the Closing Date.
(e)Purchaser acknowledges that Seller has been seeking (i) approval of an amendment to the Land Assemblage Tax Credit Act to enable Seller to receive Land Assemblage Tax Credits in order to reimburse Seller for certain of the costs incurred by Seller in Seller's acquisition, assemblage and holding of the Property, or (ii) approval by the State of MDFB Tax Credits, in lieu of Land Assemblage Tax Credits, in order to reimburse Seller for certain of the costs incurred by Seller in Seller's acquisition, assemblage and holding of the Property (such MDFB Tax Credits, if any, provided by the State in lieu of Land Assemblage Tax Credits are hereinafter referred to as the "Substitute MDFB Credits"). Seller shall have the right to continue to obtain the Land Assemblage Tax Credits or Substitute MDFB Credits following the Effective Date. Notwithstanding anything to the contrary herein, if Seller shall obtain either Land Assemblage Tax Credits or Substitute MDFB Credits, Seller shall have a right to retain such Land Assemblage Tax Credits or Substitute MDFB Credits for its own account, and such Land Assemblage Tax Credits or Substitute MDFB Credits shall not be part of the Development Approvals, so long as (i) the total aggregate amount of such Land Assemblage Tax Credits or Substitute MDFB Credits does not exceed Ten Million and No/100 Dollars ($10,000,000.00), (ii) by their terms, the right to receive such Land Assemblage Tax Credits or Substitute MDFB Credits are not transferable by Seller except to Seller's shareholders or principals (provided, however, that this limitation shall not affect the transferability of such Land Assemblage Tax Credits or Substitute MDFB Credits following receipt by Seller), and (iii) the State confirms, in a manner satisfactory to Purchaser, that the issuance of such Land Assemblage Tax Credits or Substitute MDFB Credits to Seller shall not reduce or otherwise adversely affect any Development Approvals available to Purchaser, nor shall the issuance of such Land Assemblage Tax Credits or Substitute MDFB Credits to Seller impose any duties or obligations upon Purchaser or require any minimum performance standards or requirements of any kind, including without limitation requirements relating to number of jobs, wages or other compensation or capital investment, or the scheduled time for the commencement or completion of any activity or the timing of any employment or development activities.
ARTICLE V
REPRESENTATIONS, WARRANTEES, COVENANTS AND AGREEMENTS
5.1    Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser as follows:
(a)Seller has good, marketable, indefeasible and insurable right and title to the Property (other than the Gas Mart Property, the Toys "R" Us Property and the Sandor Property) free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for any matters shown on the Title Commitment.

(b)Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to convey all of the Property fully and completely to Purchaser at the Closing. Seller is qualified to do business in the State. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition that upon notice or lapse of time or both would ripen into a default under, Seller's bylaws, operating agreement or certificate or articles of organization, any indenture, agreement or instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound; and does not constitute a violation of any laws, order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.
(c)There are no third parties in possession of the Property or of any part thereof except for the Permitted Tenants. Seller has not granted to any party any license, lease or other right relating to the use or possession of the Property.
(d)The Leases are the only leases affecting the Property, and have not been modified, changed, altered, superseded, supplemented or amended in any respect.
(e)There are no existing notices or claims of default that have been asserted against Seller as lessor under the Leases, and there are no events or conditions existing which, with or without notice or the lapse of time or both, could constitute a monetary or other default by Seller as lessor under the Leases, or entitle any of the Permitted Tenants to offsets or defenses against any of the Permitted Tenant's obligations under the Leases.
(f)To Seller's knowledge without duty of inquiry, there are no events or conditions existing which, with or without the giving of notice or the lapse of time or both, could constitute a monetary or other default by any of the Permitted Tenants under the Leases.
(g)To Seller's knowledge without duty of inquiry, Seller has not received any notice of any material default under any of the Existing Contracts.
(h)There is no pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof, and to Seller's knowledge without duty of inquiry, no such proceeding or charge is contemplated.
(i)To Seller's knowledge without duty of inquiry, the location, construction, occupancy, operation and use of any building fully or partially occupied by any Permitted Tenant does not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations.
(j)Seller has received no notice that the location, construction, occupancy, operation and use of the Property is in violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations.
(k)No work has been performed or is in progress at the Property under contract with Seller, and no materials will have been delivered to the Property under contract with Seller, that might provide the basis for a mechanics', materialmen's or other lien against the Property or any portion thereof, and all amounts due for such work and material shall have been paid and all discharged to Purchaser's satisfaction as of the Closing. To Seller's knowledge without duty of inquiry, no work has been performed or is in progress at the Property, and no materials will have been delivered to the Property, that might provide the basis for a mechanics', materialmen's or other lien against the Property or any portion thereof.
(l)Seller is not in default, nor has there been any event or occurrence that will ripen into or constitute a default with notice or passage of time, under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof or under any of the Existing Contracts or Leases in any manner that would result in a material adverse effect on the Seller or the Property, and, to Seller's knowledge without duty of inquiry no other party to any of the foregoing is in default thereunder in a manner that would result in a material adverse effect on the Property.
(m)Seller has received no notice of default, under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof or under any of the Existing Contracts or Leases.
(n)There are no actions, suits or proceedings pending or, to Seller's actual knowledge without duty of inquiry, threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.
(o)There are no attachments, executions, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws existing or, to Seller's knowledge, pending or threatened against Seller or the Property.
(p)Except as otherwise set forth on Exhibit F hereto:
(i)No Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property by Seller or, to Seller's knowledge without duty of inquiry, by any third party.
(ii)No activity has been undertaken on the Property by Seller or, to Seller's knowledge without duty of inquiry, by any third party which would cause (a) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of RCRA, or any Hazardous Materials Law, (b) a release or threatened release of Hazardous Materials from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law or (c) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law.
(iii)No activity has been undertaken with respect to the Property by Seller or, to Seller's knowledge without duty of inquiry, any third party which would cause a violation or support a claim under RCRA, CERCLA, SARA or any other Hazardous Materials Law.
(iv)No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to the Property, nor, to Seller's knowledge without duty of inquiry, is any of the foregoing threatened.
(v)No written notice has been received by Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources.
(vi)Seller has not obtained and, to Seller's knowledge, is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the improvements or any part of the Property by reason of any Hazardous Materials Law.
(q)Except as set forth in Section 4.5(e), Seller has not requested or received reimbursement from any governmental agencies or authorities under the TIF Plan or the State Supplemental TIF Documents or with respect to any of the Current Incentives.
(r)The Existing Contracts are all of the contracts now in effect between Seller and any third party or parties pertaining to or necessary for the operation of the Property.
(s)Pursuant to Section 99.810.1(3) of the TIF Act, the time allowed for approval by ordinance of any redevelopment projects under the TIF Plan and under any agreements related thereto began to run on December 13, 2007, with the City's adoption of Committee Substitute Ordinance No. 071297 approving the redevelopment plan under the amended and restated TIF Plan; the time allowed for approval by ordinance of any redevelopment projects under the TIF Plan does not relate back to the ordinance approving the redevelopment plan under the prior version of the TIF Plan approved in 2002.
(t)Purchaser acknowledges and agrees that such representations and warranties herein which are based solely on "Seller's knowledge” shall mean the actual knowledge of Cliff Illig and Neal Patterson with no duty of investigation or inquiry for the purpose of making these representations, prior to the execution of this Agreement. Notwithstanding any contrary provision of this Agreement, in no event shall the foregoing individuals have any personal liability or obligation hereunder.
5.2    Seller Indemnification. Seller hereby agrees to indemnify and defend, at its sole cost and expense, and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of Seller set forth in Section 5.1 or any breach by Seller of any of its covenants and agreements set forth in this Agreement; (b) the failure of Seller, in whole or in part, to perform any obligation required to be performed by Seller pursuant to Section 5.l. or any other part of this Agreement; or (c) the ownership, construction, occupancy, operation, use and maintenance by Seller or its agents of the Property prior to the Closing Date. The provisions of this Article shall survive the Closing of the transaction contemplated by Section 2.1 of this Agreement and shall continue thereafter in full force and effect for the benefit of Purchaser, for a period of three (3) years. Notwithstanding any provision of this Agreement to the contrary, Purchaser may exercise any right or remedy Purchaser may have at law or in equity should Seller fail to meet, comply with or perform its indemnity obligations required by this Section 5.2. Notwithstanding the foregoing Seller does not indemnify or hold Purchaser harmless from any injury, damages or claims resulting from Purchaser (or Purchaser's agents and representatives) actions.
5.3    Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing with respect to the Property or the earlier termination of this Agreement:
(a)Seller shall continue to operate the Property in the ordinary course, but shall consult with Purchaser and provide Purchaser with information concerning decisions involving the operation of the Property.
(b)Seller shall not enter into any new leases or contracts with respect to the Property without the prior written consent of Purchaser that do not terminate at or prior to the Closing, nor shall Seller modify or amend any of the Leases or Contracts without prior written consent of Purchaser.
(c)Seller shall fully maintain and repair any buildings and parcels fully or partially occupied by any Permitted Tenant in compliance with all legal requirements and the terms of all Leases, and if Seller shall receive any notice that any part of the Property is in violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, Seller shall promptly cause such violation to be corrected.
(d)Seller shall maintain, or shall cause to be maintained, in full force and effect public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in commercially reasonable amounts.
(e)Seller shall maintain, or shall cause to be maintained, in full force and effect property insurance with respect to damage or casualty to the portions of the Property on which there are located Improvements that are occupied under the Leases, in commercially reasonable amounts sufficient to avoid the application of any coinsurance provisions in such insurance policies and, in any event, as required by the terms of the Leases.
(f)Seller shall pay, or shall cause to be paid, when due all bills and expenses of the Property. Seller shall not enter into, subject the Property to, or assume any new agreements with regard to the Property, without the prior written consent of Purchaser.

(g)Seller shall not create or permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof, without the prior written consent of Purchaser.
(h)Except as set forth in Section 4.5(e), Seller shall not request reimbursement under the TIF Plan, the State Supplemental TIF Documents or any of the Current Incentives.
(i)Seller may apply for Land Assemblage Tax Credits, MDFB Tax Credits or any incentives offered under the BUILD Missouri Program, but except as set forth in Section 4.5(e) with respect to Land Assemblage Tax Credits and the Substitute MDFB Credits, Seller shall not receive any credits or incentives offered under said programs.
(j)The Parties acknowledge that the Property is currently located within the CID and that the Seller has entered into that certain Memorandum of Understanding dated December 1, 2012, with the CID (the "MOU") which obligates Seller to petition the City to remove the Property from the CID contingent upon the approval by the City of a petition to create a new community improvement district including the Property.  Seller shall utilize commercially reasonable efforts to (i) remove the Property from the CID, and (ii) amend the MOU to allow the Property to be released from the CID without the creation of a new community improvement district.
(k)Seller agrees to use commercially reasonable efforts to negotiate and execute the appropriate applications and agreements to receive and monetize the Substitute MDFB Credits and to satisfy the conditions precedent to Seller's obligations set forth in Section 6.3.
5.4    Acquisition of Gas Mart Property and Toys "R" Us Property. Seller shall acquire, without cost to Purchaser, fee simple title to the Gas Mart Property and the Toys "R" Us Property prior to Closing. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of any seller arising under any purchase contract for the purchase of any of the Gas Mart Property or the Toys "R" Us Property. The Parties acknowledge that as of the Effective Date, Seller has entered into certain contracts giving Seller the right to purchase the Gas Mart Property and the Toys “R” Us Property. Seller shall perform its obligations under such contracts, but the obligation to acquire such properties as stated in this Agreement shall be contingent upon the sellers under such contracts proceeding to close and convey title to Seller pursuant to such contracts. Seller shall use commercially reasonable efforts to cause specific performance of such contracts, but shall not be deemed to be in default of this Agreement due to a failure to deliver the Gas Mart Property or the Toys “R” Us Property arising from a default by the Seller under the respective purchase contracts for such properties.
5.5    Acquisition of Sandor Property.
(a)Seller shall utilize reasonable efforts to acquire, without cost to Purchaser, fee simple title to the Sandor Property prior to Closing. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of any seller arising under any purchase contract the Seller, or any party that Seller controls, that controls Seller or that is under common control with Seller, enters into for the purchase of the Sandor Property.
(b)If Seller fails to acquire fee simple title to the Sandor Property prior to Closing, then the Purchase Price shall automatically be reduced by Three Million and No/100 Dollars ($3,000,000.00), and Seller shall be released from all obligations of Seller set forth in Section

5.5(a) and all further obligations of Seller with respect to the Sandor Property under this Agreement.
5.6    Demolition Work. Within sixty (60) days following the Effective Date, Seller shall commence or shall cause to be commenced, at Seller's cost and expense the demolition activities with respect to the portions of the Property identified on Exhibit K (the “Demolition Work”). The Demolition Work shall at minimum include (i) the demolition and removal from the Property of any improvements and all alterations, fixtures, machinery and equipment located upon the portions of the Property identified on Exhibit K, (ii) the capping of any utility lines affected by the Demolition Work; (iii) the removal from the Property of all debris and refuse associated with the Demolition Work; and (iv) the restoration of all parcels affected by the Demolition Work to a neat, orderly condition, consistent with all applicable laws (the "Demolition Work"). The Demolition Work shall be completed prior to Closing. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, including all mechanics', materialman's or similar liens, arising under the Demolition Work. The Parties hereby acknowledge that Seller's obligation to complete the Demolition Work prior to Closing shall be subject to reasonable excusable delays for instances including, but not limited to, weather or instances in which Seller has not acquired title to the property underlying a portion of the Demolition Work in a time sufficient to allow completion of the Demolition Work prior to Closing. In that event that any portion of the Demolition Work is not complete prior to Closing, Seller agrees to deliver into escrow a sum that is two hundred percent (200%) of the costs of such portion of the Demolition Work, as reasonably agreed by the Parties. If Seller has not completed any portion of the Demolition Work on or before the date that is sixty (60) days after Closing, the sums in escrow pursuant to this Section shall be released to Purchaser, and Seller shall be relieved of its obligation under this Agreement to complete that portion of the Demolition Work.
5.7    Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller as follows:
(a)Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing.
(b)There are no actions, suits or proceedings pending, or to the actual knowledge of Purchaser, threatened, before or by any judicial body or any governmental authority, against Purchaser which would affect in any material respect Purchaser's ability to proceed with the transaction contemplated by this Agreement.
(c)Seller acknowledges and agrees that such representations and warranties herein which are based solely on the “actual knowledge” shall mean the actual knowledge of Marc G. Naughton and Randy D. Sims, with no duty of investigation or inquiry with other necessary third parties, for the purpose of making these representations, prior to the execution of this Agreement. Notwithstanding any contrary provision of this Agreement, in no event shall the foregoing individuals have any personal liability or obligation hereunder.
ARTICLE VI
CONDITIONS TO OBLIGATIONS
6.1    Conditions to Purchaser's Obligations. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing with respect to the Property (or such other time period specified below), of each of the following conditions:
(a)Seller shall have obtained fee simple title to the Gas Mart Property and the Toys "R" Us Property, each free and clear of any liens or material defects.
(b)All of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of, the Closing; provided however, with regard to the representation and warranty contained in Section 5.1(a), Seller shall have good, marketable, indefeasible and insurable right and title to the Property, including the Gas Mart Property and the Toys "R" Us Property (and the Sandor Property, if the Sandor Property is acquired by Seller in accordance with Section 5.5(a)), free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for the Permitted Exceptions. If Seller shall acquire title to the Sandor Property prior to Closing as set forth in Section 5.5(a), then all of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of, the Closing; provided however, with regard to the representation and warranty contained in Section 5.1(a), Seller shall have good, marketable, indefeasible and insurable right and title to the Property, including the Gas Mart Property and the Toys "R" Us Property (and the Sandor Property if the Sandor Property is acquired by Seller in accordance with Section 5.5(a)), free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for the Permitted Exceptions.
(c)Seller shall have executed and delivered, all of the items, instruments and documents required by this Agreement to be executed or delivered, by it prior to, or as of, the Closing, and Seller shall have performed, observed, satisfied and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed or satisfied or complied with by it prior to, or as of, the Closing.
(d)Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.
(e)No material or substantial adverse change shall have occurred with respect to the condition, financial or otherwise, of the Property.
(f)Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing, nor shall any action or proceeding seeking any such taking be threatened or pending.
(g)The condition of the Property shall not have materially changed from the state it existed in on the date the Review Period expired or was waived.

(h)Seller shall have delivered to Purchaser a legal opinion of Seller's attorney in a form satisfactory to Purchaser as to the matters set forth in Subsection 5.1(s).
(i)Purchaser shall have secured all Developmental Approvals and any governmental approvals in such amounts, and upon such terms and conditions, as Purchaser shall determine, in its sole and subjective discretion, to be necessary or desirable.
(j)Purchaser shall have received final approval of its board of directors to consummate the transactions contemplated by this Agreement.
(k)The MOU shall have been amended to allow the Property to be released from the CID without the creation of a new community improvement district.
(l)The Property shall have been removed the CID.
(m)The Demolition Work shall be completed to Purchaser's reasonable satisfaction, free and clear of any mechanics', materialman's or similar liens.
6.2    Failure of Conditions to Purchaser's Obligations. In the event any one or more of the conditions to Purchaser's obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement with regard to the Property by giving written notice thereof to Seller, whereupon Purchaser shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder. Notwithstanding the foregoing, to the extent that Purchaser shall elect not to proceed to Closing hereunder with respect to the Property, Purchaser will deliver all of the Due Diligence Materials regarding such Property, at the direction of Seller.
6.3    Conditions to Seller's Obligations. The obligations of Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions within sixty (60) days of the Effective Date:
(a)Issuance by the Missouri Development Finance Board and receipt by Seller of the Substitute MDFB Credits in the amount of Ten Million and No/100 Dollars ($10,000,000.00); and
(b)Seller entering into a binding and non-conditional tax credit purchase and sale agreement with a financial institution or other third party with the following terms:
(i)The transaction will result in net tax credit sale proceeds being paid to Seller of not less than Nine Million and No/100 Dollars ($9,000,000.00); and
(ii)Such tax credit purchase and sale agreement shall provide for closing of the sale of the Substitute MDFB Credits, and funding of the purchase price for the Substitute MDFB Credits, prior to or concurrently with Closing.
6.4    Failure of Conditions to Seller's Obligations. If the conditions to Seller's obligations set forth in Section 6.3 are not satisfied or waived within sixty (60) days following the Effective Date, Seller, at Seller's option, shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser, whereupon Seller shall have no further obligations or liabilities hereunder except as set forth herein. If Seller shall fail to give Purchaser written notice of its election to terminate as provided herein, then Seller's right to terminate hereunder shall be null and void.

ARTICLE VII
PROVISIONS WITH RESPECT TO THE CLOSING
7.1    Seller's Closing Obligations. At the Closing with respect to the Property, Seller shall furnish and deliver to the Purchaser, at Seller's expense, the following:
(a)The Deed, Bill of Sale, Certificate of Non-Foreign Status in the form set forth at Exhibit I, Closing Certificate, and the Assignment and Assumption of Leases, each document being duly executed and acknowledged by the applicable Seller and in recordable form, where appropriate, in the state and county in which the Property is located, and acceptable to Purchaser.
(b)The Title Policy.
(c)Such assignments, agreements or other documentation necessary to effectuate assignment of the Developmental Approvals, and all necessary approvals of such assignment by all governmental authorities as Purchaser shall determine to be necessary.
(d)Such affidavits or letters of indemnity from Seller as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for unfilled mechanics', materialman's or similar liens and rights of parties in possession.
(e)A letter advising the Permitted Tenants under the Leases of the change in ownership of the premises and directing them to pay rent to Purchaser or as Purchaser may direct in a form and substance reasonably satisfactory to Purchaser.
(f)Releases sufficient to discharge of record any mortgages, deeds of trust, or other liens affecting the Property.
(g)Any assignable bonds, warranties or guaranties which are in any way applicable to the Property or any part thereof.
(h)All keys for the Property, including without limitation keys for maintenance areas, storage rooms and equipment, with the identification of the lock to which each key relates.
(i)Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the transaction contemplated hereby.
(j)The originals of all of the Leases (to the extent available, and if unavailable, copies certified by Seller to be true, complete and correct). Purchaser shall receive a credit against the Purchase Price for the fully funded tenant security deposits, and other deposits under the Leases.
(k)The originals of all of the Contracts (to the extent available, and if unavailable, copies certified by Seller to be true, complete and correct), together with such notices to all parties to such Contracts as shall be necessary or desirable to cause all such Contracts to be transferred to Purchaser.

(l)An updated listing of all Existing Contracts together with a certification signed by Seller, certifying that the updated list of Existing Contracts set forth in Exhibit J is complete and accurate in all respects.
(m)A rent roll for the Property, updated as of the Closing Date, together with a certification signed by Seller, certifying that to Seller's knowledge the rent roll is complete and accurate in all respects.
(n)Such notices to service providers, manufacturers of equipment and personal property transferred pursuant to this transaction, and utility companies providing utility services to the Property, and any party to any other Contract (to the extent required by any such Contract or deemed appropriate by Purchaser) as shall be necessary or desirable to cause all applicable warranties and Contracts to be transferred to Purchaser, provided that Purchaser shall notify Seller of its requirements for such notices prior to the expiration of the Review Period.
(o)Seller shall furnish a certification in the form attached hereto as Exhibit H that all representations and warranties contained in this Agreement remain true and correct as of the Closing Date; provided however, with regard to the representation and warranty contained in Section 5.1(a), Seller shall have good, marketable, indefeasible and insurable right and title to the Property, including the Gas Mart Property and the Toys "R" Us Property (and if acquired by Seller prior to the Closing Date, the Sandor Property), free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, casements, encroachments, claims and any other matters affecting title or use of the Property, except for the Permitted Exceptions. If Seller fails to acquire the Sandor Property pursuant to Section 5.5(b), then the certification provided for herein shall be modified to exclude the Sandor Property.
(p)Signed statements or notices to all Permitted Tenants, notifying the Permitted Tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits, if any (specifying the amounts of such deposits).
(q)Such other and further documents and instruments, to be signed by Seller, as Purchaser may reasonably deem necessary in order to carry out the transaction contemplated by this Agreement.
7.2    Purchaser's Closing Obligations. At the Closing with respect to the Property, Purchaser shall furnish and deliver to Seller, at Purchaser's expense, the following:
(a)Immediately available collected funds payable to the order of Seller representing the Purchase Price due in accordance with Section 3.2 hereof.
(b)The Assignment and Assumption of Leases, Closing Certificate and Certificate of Non-Foreign Status duly executed and acknowledged by Purchaser.
(c)Such instruments or documents as are necessary, or reasonably required by Seller or the Title Company, to evidence the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the transaction contemplated hereby.

(d)Purchaser shall furnish a certification in the form attached hereto as Exhibit H that all representations and warranties contained in this Agreement remain true and correct as of the Closing Date.
7.3    Additional Closing Provision. If Closing has not occurred by December 31, 2013, then either Party may, at its sole discretion, terminate this Agreement upon ten (10) days prior written notice to the other Party, provided that the Party proposing to terminate the Agreement is not in default of this Agreement beyond any applicable cure periods.
ARTICLE VIII
EXPENSES OF CLOSING
8.1    Adjustments. Statements of prorations and other adjustments shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval not less than five (5) Business Days prior to the Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date. In addition to the prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:
(a)Except as otherwise specifically provided in Section 8.1(b) hereof, all real estate and personal property taxes, (except for special assessments), water or sewer charges, gas, electric, telephone or other utilities, operating expenses, or other normally proratable items, shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the last ascertainable bills and invoices (and re-prorated upon receipt of the actual bills or invoices) unless in the case of utilities, final meter readings can be obtained. Seller and Purchaser shall notify all providers of utility services to the Property of the Closing and request that such providers bill Seller for all costs incurred up to the Closing Date and bill Purchaser for all costs incurred on and after the Closing Date. To the extent practicable, Seller shall cause meters for utilities to be read not more than one (1) Business Day prior to the Closing Date.
(b)Seller shall pay all real estate taxes and all special assessments, of whatever kind, accruing against the Property prior to the year in which the Closing occurs. All real estate taxes, sewer rents and taxes, or any other governmental tax or charge, levied or assessed against the Property for the year in which the Closing occurs (irrespective of when such taxes, assessments and charges are due and payable), except for any installments of special assessments, it being agreed that payment in full of such special assessments shall be the responsibility of Seller, shall be prorated between Purchaser and Seller as of the Closing Date. If the precise amount of taxes or other charges to be prorated hereunder for the year in which the Closing occurs cannot be ascertained on the Closing Date, proration shall be computed on the basis of the taxes other charges to be prorated hereunder payable for the year preceding the year in which the Closing occurs, with readjustment to be made as soon as reasonably practicable after the actual assessed valuation and the actual rate are determined.
(c)The rent payable by the Permitted Tenants under the Leases shall be prorated between Seller and Purchaser as of the Closing Date, with Purchaser to receive a credit for all rents (including expense “pass throughs” or common area maintenance charges paid on a periodic basis after Closing), whether collected or uncollected by Seller, for the month during which Closing occurs. Purchaser shall cause all rent and all other sums which are due and payable to Seller for the period prior to Closing by any Permitted Tenant but uncollected as of the Closing (including expense “pass throughs” or common area maintenance charges paid on a periodic basis after Closing), to be remitted to Seller after the completion of the Final Reconciliation (hereinafter defined) to be completed by Purchaser, if, as and when collected (provided Seller's share of rent collected by Purchaser for the month of Closing (less any and all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Purchaser in the collection thereof) shall be remitted by Purchaser to Seller within five (5) Business Days of Purchaser's receipt thereof, and not after the Final Reconciliation has been completed), and if received by Seller after Closing, Seller shall remit to Purchaser its share thereof, if any. Purchaser will make a commercially reasonable effort for three (3) months following Closing to collect such sums (but in no event shall Purchaser be obligated to bring a legal claim therefor) however, Seller shall retain the right to collect such sums itself, including the right to bring a legal claim therefor. At Closing, Seller shall deliver to Purchaser a schedule of all rent, charges and other amounts payable by Permitted Tenants for the month in which the Closing occurs, and in a separate disclosure, all delinquent rents owed for months prior to Closing, and any amount due and owing to Seller before the Closing by Tenants under the Leases which are unpaid on the Closing Date, or if the exact amount of such payment is not ascertainable at that time, a statement describing what such payment is to be made for (such amounts are collectively referred to herein as the “Delinquent Amounts”). Notwithstanding the foregoing or any direction from Permitted Tenants to the contrary, rental and other payments received by Purchaser from Permitted Tenants shall first be applied toward Purchaser's actual costs of collection (including reasonable attorneys' fees), then toward the payment of rent and other charges for the month of Closing, and thereafter toward the payment of rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts. Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller. With respect to Delinquent Amounts owed by Permitted Tenants that are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.
(d)The full amount of security deposits paid under the Leases, and not theretofore applied by Seller prior to Closing in accordance with the Lease (unless such amount has been replaced by the Tenant), together with interest thereon to the extent any interest is required by law or otherwise to be paid to such Permitted Tenants, shall be delivered by Seller to Purchaser on the Closing Date, or alternatively, Purchaser shall receive a credit against the Purchase Price for the amounts of such security deposits. If and to the extent that Seller has, prior to Closing, applied any portion of any security deposits in accordance with any Lease, Seller shall provide to Purchaser, not less than five (5) Business Days prior to the Closing Date, an accounting of all such security deposits so applied. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of any Tenant with respect to any such application of any security deposit of any Tenant by Seller prior to Closing. After the Review Period, Seller will not apply any security deposits to any obligations of any Permitted Tenant, even if permitted by the terms of such Permitted Tenant's Lease, and if Seller shall apply any security deposits to any obligations of any Permitted Tenant prior to the expiration of the Review Period, Seller will provide written notice of any such application to Purchaser prior to the expiration of the Review Period. Seller shall use commercially reasonable efforts to cause an applicable Permitted Tenant to replenish such amounts of a security deposit so applied if required under the applicable Lease. In the event any security deposits are provided in the form of a letter of credit or guaranty (the “Non-cash Security Deposits”), the Non-cash Security Deposits shall be transferred to Purchaser at Closing by way of assignment or other appropriate method, and Seller shall be responsible for the payment of all transfer fees, if any, in connection therewith. Furthermore, in the event there is a delay in the transfer of the Non-cash Security Deposits at Closing (for administrative reasons or otherwise), Seller agrees to escrow at Closing cash in an amount equal to the amount of Non-cash Security Deposits which are not transferred at Closing, which escrowed amounts shall be held and applied in the manner that the Non-cash Security Deposits are to be applied until such Non-cash Security Deposits are transferred to Purchaser.
(e)Any proration which must be estimated at Closing shall be re-prorated and finally adjusted as soon as practicable after the Closing Date with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise all prorations shall be final. Purchaser shall, as soon as is reasonably practicable, complete a reconciliation of operating expenses for the year 2013 incurred with respect to the operation of the Property (the “Final Reconciliation”). Seller shall furnish to Purchaser any operating expense information for the year 2013 which is compiled before the Closing Date. Any final prorations to be based upon the Final Reconciliation shall be settled between Seller and Purchaser within thirty (30) days after the completion of the Final Reconciliation. Amounts on deposit with utility companies shall not be prorated; provided, however, that promptly following the Closing, Purchaser shall substitute its own deposit for any amounts on deposit with utility companies and shall refund to Seller any portion of Seller's deposit which is refunded by the utility company. The rights, covenants and obligations contained in this Section 8.1(e) shall survive the Closing.
8.2    Closing Costs. In addition to all other costs and expenses which are required to be paid by the Parties pursuant to other provisions of this Agreement, the costs of Closing shall be allocated as follows:

Purchaser	Cost/Expense	Seller

Seller's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder
X
X
Purchaser's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder

	Title examination fees and premiums for the Title Commitment and Title Policy in the amount of the Purchase Price	X
	Survey, as revised	X
X	Cost of any Environmental Report
	Applicable state and local transfer taxes or fees, if any	X

Charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein
X
½	Title Company closing or escrow charges	½

8.3    Commissions/Broker's Fees. Seller hereby represents and warrants to Purchaser that it has not taken any action that would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contacted any real estate broker, finder or any other party in connection with this transaction contemplated hereby, and that it has not taken any action that would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby, or being due and payable by Seller with respect to any subsequent sale, lease, purchase or other transaction by Purchaser with respect to all or any portion of the Property. Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost or expenses (including reasonable attorneys' fees) resulting to such other Party by reason of a breach of the representation and warranty made by such Party herein. Notwithstanding anything to the contrary herein, any commission or broker fee due to Lane 4 Property Group or any affiliated party shall be paid by Seller.
ARTICLE IX
DEFAULT AND REMEDIES
9.1    Seller's Default; Purchaser's Remedies.
(a)Seller's Default. Seller shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Seller's warranties or representations set forth herein shall be untrue in any respect when made or at Closing; or (ii) Seller shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, which, in either of such events, is not cured by Seller within ten (10) days following receipt by Seller of written notice of default from Purchaser, unless such default cannot with due diligence be wholly cured within such period, in which case Seller shall have such longer period as shall be reasonably necessary to cure the default.
(b)Purchaser's Remedies. In the event Seller shall be deemed to be in default hereunder, Purchaser may, at Purchaser's sole option: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing whereupon Purchaser shall have no further rights or obligations hereunder; or (ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys' fees and court costs in connection therewith.
9.2    Purchaser's Default; Seller's Remedies.
(a)Purchaser's Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Purchaser's warranties or representations set forth herein shall be untrue in any respect when made or at Closing; or (ii) Purchaser shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement which, in either of such events, is not cured by Purchaser within ten (10) days following receipt by Purchaser of written notice of default from Seller, unless such default cannot with due diligence be wholly cured within such period, in which case Purchaser shall have such longer period (not to exceed forty-five (45) days from the date of notice of the default) as shall be reasonably necessary to cure the default.
(b)Seller's Remedies. In the event that Purchaser shall be deemed to be in default hereunder, Seller may (i) terminate this Agreement by written notice to Purchaser, and retain the Independent Consideration as liquidated damages (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Purchaser's breach, and that said amount represents as fair an approximation of such actual damages as the parties can now determine), or (ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys' fees and court costs in connection therewith.

ARTICLE X
MISCELLANEOUS
10.1    Survival. All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, unless otherwise specified, shall survive the Closing for a period of five (5) years from the Closing Date and shall not merge upon the acceptance of the Deed by Purchaser.
10.2    Assignment. Without Purchaser's prior written consent, Seller will not assign all or any of its interest under this Agreement. Notwithstanding the foregoing, Seller may assign its right to receive the Purchase Price under this Agreement, provided that any such assignment shall not constitute a release of Seller from its obligations under this Agreement. Purchaser may assign its rights under this Agreement, provided that any such assignment shall not constitute a release of Purchaser from its obligations under this Agreement.
10.3    Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, or (c) delivered by a recognized delivery service as follows:

If intended for Purchaser:	Cerner Property Development, Inc. c/o Cerner Corporation 2800 Rock Creek Parkway Kansas City, Missouri 64117-2551 Attention: Chief Financial Officer

With a copy to:	Cerner Corporation 2800 Rock Creek Parkway, Suite 601 Kansas City, Missouri 64117-2551 Attention: Chief Legal Officer

And with a copy to:	Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 Attention: David W. Frantze, Esq.

If intended for Seller:	Trails Properties II, Inc. 11150 Overbrook, Suite 210 Leawood, KS 66211 Attention: Karen Virgillito

With a copy to:	Polsinelli PC 700 W. 47th Street, Suite 1000 Kansas City, Missouri 64112 Attention: F. Chase Simmons, Esq.

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be given as follows: (i) if delivered in person, upon the date of delivery or refusal to accept delivery, (ii) if by a recognized overnight delivery service one Business Day following deposit with such overnight delivery service with overnight delivery charges paid, or (iii) if sent by certified mail, return-receipt requested, with postage prepaid three (3) Business Days following such deposit; provided that if a notice, request or other communication is served by hand on a day which is not a Business Day, or after 5:00 P.M. (recipient's local time) on any

Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first Business Day thereafter.
10.4    Casualty.
(a)If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof are destroyed or damaged by fire or any other casualty (a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and, if the cost to repair the damage resulting from such Casualty would equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) or such Casualty would otherwise materially impair the value of the Property, Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser's receipt of written notice of such Casualty, to (i) terminate this Agreement in its entirety, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (y) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (z) the reasonable estimated costs for the repair or restoration of the Property required by such Casualty, and (B) transfer and assign to Purchaser all of Seller's right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by any Seller with respect the Property (except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by any Seller for the period prior to the Closing) to the extent assignable, and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds. If the Closing is scheduled to occur within Purchaser's thirty (30) day election period, the Closing Date shall, upon Purchaser's election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period.
(b)Notwithstanding anything to the contrary contained herein, if at any time after the Effective Date and prior to Closing, a Casualty occurs with respect to any building fully or partially occupied by any Permitted Tenant, Seller shall promptly notify Purchaser in writing of such Casualty and shall comply with the casualty provisions of the Lease of such Permitted Tenant. If such Lease may be terminated as a result of the Casualty, then Seller shall, concurrently with Seller's notice of Casualty, notify Purchaser of such right to terminate such Lease and Purchaser shall have the right to elect, by providing written notice to Seller within the timeframes allowed under the Lease, to cause Seller to (i) terminate the Lease in its entirety; or (ii) to comply with the terms of the Lease with respect to the Casualty. In the event the Lease is not terminated and under the terms of the Lease Seller is to make repairs to the premises demised by such Lease, Purchaser shall have the right to delay Closing until such repairs are completed, and the Closing shall be conditioned upon written confirmation from such Permitted Tenant (including delivery from such Permitted Tenant to Purchaser of an estoppel certificate, in form acceptable to Purchaser) that such repairs were satisfactorily completed and such Lease are in full force and effect. Seller shall indemnify and defend, at its sole cost and expense, Purchaser, its successors and assigns, for any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) actually incurred of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of any repairs performed after the Effective Date and prior to Closing under any casualty provisions of any Leases.

10.5    Entire Agreement; Modifications. This Agreement, together with the other documents, instruments and agreements heretofore or hereinafter entered into in connection with the transactions contemplated herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
10.6    Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.
10.7    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
10.8    Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.
10.9    Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party that states specifically (a) the condition being waived (identified by reference to the Section of this Agreement containing such condition) and (b) the express intent of such Party to make such waiver. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.
10.10    Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Seller and Purchaser shall keep this Agreement and the contents hereof confidential and shall not disclose the contents hereof except (if and to the extent reasonably necessary) to their respective attorneys, accountants, engineers, surveyors, financiers, bankers and other parties necessary for the consummation of the contemplated transactions and except to the extent any such disclosure is reasonably necessary in connection with the enforcement of the right of a Party hereunder or is required to be disclosed by Purchaser under the rules and regulations of the Securities and Exchange Commission.
10.11    Attorneys' Fees. In the event suit is brought or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing Party shall be entitled to recover, in addition to any other remedy, reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith. If suit is commenced, attorneys' fees shall be fixed by the court.

10.12    Remedies Cumulative. Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law, in equity or by statute.
10.13    Terminology. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms shall refer to this Agreement unless the context requires otherwise. Whenever the context so requires, the neuter gender includes the masculine and/or feminine gender, and the singular number includes the plural and vice versa.
10.14    Estoppel. Each Party confirms and agrees that (a) it has read and understood all of the provisions of this Agreement; (b) it is an experienced real estate investor and is familiar with major sophisticated transactions such as that contemplated by this Agreement; (c) it has negotiated with the other Party at arm's length with equal bargaining power; and (d) it has been advised by competent legal counsel of its own choosing.
10.15    Joint Preparation. This Agreement (and all exhibits thereto) is deemed to have been jointly prepared by the Parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm's-length agreements.
10.16    Counterparts. This Agreement may be executed in counterparts, and it is agreed that such counterpart signatures, when assembled into a single document with multiple signature pages, shall be binding upon and enforceable against the parties hereto to the same extent as if all signatures were set forth on the same copy of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.
10.17    Joint and Several Liability. In the event that the Seller consists of more than one individual or entity, the liabilities and obligations of each party constituting the Seller shall be the joint and several obligations of each such party.
10.18    Recording. This Agreement shall not be recorded. At Purchaser's request, the Parties will execute a memorandum of this Agreement (“Memorandum”) which Memorandum shall, at Purchaser's request, be recorded in the public land records for Jackson County, Missouri, promptly following Purchaser's request.
10.19    Cooperation and Support. Seller shall fully cooperate with Purchaser, and shall use reasonable efforts to cause its agents, representatives and contractors to cooperate with Purchaser, including the execution of all documents reasonably necessary, should Purchaser pursue or request approval of any of the following (collectively “Governmental Actions”) with respect to the Property: (a) rezoning or subdivision applications, (b) site plans, development plans and preliminary plans, including without limitation any amendments to or revisions of any such plans, (c) creation of any benefit, development or special assessment district, including without limitation any transportation development district or other special financing district, or (d) a request for governmental assistance or development incentives, including without limitation the Developmental Approvals set forth in Section 4.5 hereof. Seller hereby covenants and agrees that it will not oppose, and will as requested offer its support for and endorsement of, all Governmental Actions sought by Purchaser or any assignee from time to time. The covenants and agreements set forth in this Section 10.19 shall survive any termination or expiration of this Agreement, or any closing of the transactions contemplated herein.
10.20    Press Releases. Seller and Purchaser each agree that, except to the extent otherwise provided herein and except to the extent that it is legally required to issue any public statement or release, prior to the Closing it will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.
10.21    Legal Description Refinement. Notwithstanding the legal description set forth on Exhibit A, the Parties acknowledge that the legal description and approximate dimensions of the subject property herein set forth may contain minor inaccuracies, may not be complete, or may lack definition which can only be provided through a survey.  The Parties agree that such legal description and dimensions of the subject property shall be subject to refinement, correction or completion, based on a plat or Survey made subsequent to the date of this Agreement, and/or further investigation of the title, before as well as a after the Closing of this transaction.  This provision shall survive the Closing.
[The remainder of the page intentionally left blank. Signature pages follow.]

EXECUTED to be effective as of the Effective Date.

SELLER:
TRAILS PROPERTIES II, INC.,
a Missouri corporation
/s/ Clifford W. Illig
By: Clifford W. Illig
Its: President

PURCHASER:

CERNER PROPERTY DEVELOPMENT, INC.,
a Delaware corporation
/s/ Marc G. Naughton
By: Marc G. Naughton
Its: President

EXHIBIT A-1
The Seller's Land
Properties Owned by 3 Trails Acquisition II, LLC, a Missouri Limited Liability Company

Properties Owned by Bannister Partners II, LLC, a Missouri Limited Liability Company

Properties Owned by Trails Properties II, Inc., a Missouri Corporation

Additional Properties Owned by Trails Properties II, Inc., a Missouri Corporation

EXHIBIT A-2
The Gas Mart Land
“TRACT C-2” OF THE CERTIFICATE OF SURVEY FOR LOT SPLIT, TRACT C, BENJAMIN PLAZA SECOND PLAT, a subdivision in Kansas City, Jackson County, Missouri, (Said Certificate of Survey having been recorded on March 13, 1991, as Document No. K-962389, in Book S-3, at Page 85) said “TRACT C-2” being more particularly described as follows:
All that part of TRACT C, BENJAMIN PLAZA SECOND PLAT, a subdivision in Kansas City, Jackson County, Missouri, according to the recorded plat thereof, being more particularly described as follows:
Commencing at the most Northerly corner of Tract C of said BENJAMIN PLAZA SECOND PLAT, thence Southwesterly along the Westerly line of said Tract C, being also the Easterly right-of-way line of Hillcrest Road, as now established, having an initial tangent bearing of South 43 degrees 40 minutes 49 seconds West, a radius of 1845 feet and a central angle of 1 degree 44 minutes 07 seconds, an arc distance of 55.88 feet to the Point of Beginning of the tract of land to be herein described; thence Northeasterly, Easterly and Southeasterly along a curve to the right and no longer along said Easterly right-of-way line, having an initial tangent bearing of North 80 degrees 44 minutes 45 seconds East, a radius of 40 feet and a central angle of 73 degrees 37 minutes 49 seconds an arc distance of 51.40 feet, thence continuing Southeasterly along a curve to the right, having a common tangent with the last described curve, a radius of 230 feet and a central angle of 27 degrees 51 minutes 54 seconds, an arc distance of 111.86 feet; thence South 4 degrees 15 minutes 50 seconds West: tangent to the last described curve, 33.19 feet; thence Southeasterly, Southerly, and Southerly along a curve to the right, tangent to the last described course, having a radius of 100 feet and a central angle of 26 degrees 13 minutes 19 seconds, an arc distance of 45.77 feet; thence South 37 degrees 14 minutes 29 seconds West, tangent to the last described curve, 55.56 feet; thence Southwesterly along a curve to the right, tangent to the last described course, having a radius of 85 feet and a central angle of 55 degrees 00 minutes 00 seconds, an arc distance of 81.59 feet; thence North 87 degrees 45 minutes 31 seconds West, tangent to the last described curve, 145.12 feet to a point on the Easterly right-of-way line of said Hillcrest Road, being also a point on the Westerly line of said Tract C; thence Northeasterly along said Easterly right-of-way line and said Westerly line, having an initial tangent bearing of North 31 degrees 12 minutes 37 seconds East, a radius of 1845 feet and a central angle of 10 degrees 44 minutes 05 seconds, an arc distance of 345.68 feet to the Point of Beginning.

EXHIBIT A-3
The Sandor Land
Lot 1, Benjamin Plaza, Third Plat, a subdivision in Kansas City, Jackson County, Missouri, according to the recorded plat thereof.

EXHIBIT A-4
The Toys "R" Us Land

EXHIBIT B
The Leases
1.    Lease Agreement between BP Development, L.P., a Delaware limited partnership and Burlington Coat Factory Warehouse of Benjamin KC, Inc. dated September 23, 1993.
2.    A month-to-month tenancy pursuant to that certain Lease between BP-SP Associates, L.L.C., a Missouri limited liability company, and Sei K. Oh, an individual, dated March 26, 2003.
3.    A month-to-month tenancy pursuant to that certain Commercial Lease Contract between Trails Properties II, Inc. and Transformed Barber & Cosmetology Academy, LLC effective April 1, 2009, as amended by that certain Amendment to Commercial Lease Contract dated March 1, 2012.
4.    A month-to-month tenancy pursuant to that certain Lease between BP Development, L.P., a Delaware limited partnership, and Funco, Inc., a Minnesota corporation, dated October 10, 1994, as amended by that certain Lease Extension and Modification Agreement between BP Development, L.P., a Delaware limited partnership, and Funco, Inc., a Minnesota corporation, dated August 28, 1997, as extended by a certain Letter dated June 27, 2000, as modified by a certain Letter dated January 13, 2003, as amended by that certain Second Lease Modification and Extension Agreement between BP-SP Associates, LLC, a Missouri limited liability company, and Gamestop, Inc., a Minnesota corporation.
5.    A month-to-month tenancy pursuant to that certain Commercial and Industrial Lease Agreement between Specialty Restaurants Corporation and Ranch Entertainment Incorporated, a Missouri corporation, dated December 28, 2005.
6.    License Agreement between Trails Properties, II, Inc. and Kansas City Area Transportation Authority.
7.    Recycling Center Site Agreement between Bannister Partners, LLC and Kansas City, Missouri dated November 2007.

EXHIBIT C
Tangible Personal Property
None.

EXHIBIT D
BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that as of this ___ day of _________, 201__ (the “Effective Date”) ________________, a _______________ __________________ (hereinafter, “Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by _____________________, a __________________ _____________________ (“Purchaser”), do by these presents severally GRANT, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto the said Purchaser all of their respective right, title and interest in and to the following described property, rights, and interests (such property, rights and interests being hereinafter collectively referred to as “Personal Property”), located on or about, used in connection with the operation of, or otherwise affiliated with that certain land described on Exhibit 1, and attached hereto and incorporated herein for all purposes, or the buildings, improvements, structures and fixtures thereon (such land, buildings, improvements, structures and fixtures being hereinafter collectively referred to as the “Real Property”):
[To be conformed prior to Closing to provisions of Agreement]
1.    all development rights, options, rights of first refusal, easements, licenses, operational agreements or other such rights benefitting the Real Property;
2.    all permits, licenses, approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Real Property;
3.    all leases, contract rights, rights as a lender under loan agreements or mortgagee under mortgages, easements, covenants, restrictions or other agreements or instruments affecting all or a portion of the Real Property;
4.    all other rights and intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Real Property, including all rights, claims and causes of action, water rights and reservations, rights to use trade names, trademarks and service marks applicable to the Real Property, the books and records of Seller applicable to the Real Property and Seller's operations thereon, Seller's business and operating licenses for the facilities on the Real Property, easements and zoning rights related to the Real Property, or any part thereof;
5.    all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, including all warranties and guaranties of the Improvements and Personal Property by general contractors, subcontractors, suppliers and manufacturers which Seller now holds or under which Seller is the beneficiary, to the extent the same are assignable by Seller;
6.    all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with

Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect's reports or certificates, feasibility studies appraisals, and other similar plans and studies in the possession or control of Seller that relate to the Real Property or the Personal Property, to the extent same are transferable by Seller;
7.    all items of tangible personal property located on or about, used in connection with the operation of, or otherwise affiliated with the Real Property, including but not limited to those items described on Exhibit 2, attached hereto and incorporated herein for all purposes, or equal or better replacements therefor now or on the Closing Date owned by Seller.
TO HAVE AND TO HOLD the Personal Property so transferred above unto the said Purchaser, its successors and assigns, forever, and Seller does hereby bind itself and its successors to warrant and forever defend, all and singular, title to the said Personal Property unto the said Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof.
The agreements herein set forth shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.
Seller and Purchaser agree that all personal property hereby transferred shall be transferred as is and where is without warranty of merchantability or fitness for any particular purpose.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Bill of Sale to be executed by its duly authorized officers effective as of date aforesaid.

SELLER: ________________________, a _________________ _________________ By: Name: Title: PURCHASER: ________________________, a _________________ ________________ By: Name: Title:

EXHIBIT 1
TO BILL OF SALE
Legal Description

EXHIBIT 2
TO BILL OF SALE
Items of Tangible Personal Property

EXHIBIT E

Environmental Reports

1.	Phase I Environmental Site Assessment; 9100 Old Santa Fe Road; April 6, 2009; prepared by Underground Environmental Services, Inc.

2.	Phase I Environmental Site Assessment; Benjamin Plaza East, 9111 9251 Hillcrest Road (Vacant Land); April 6, 2009; prepared by Underground Environmental Services, Inc.

3.	Phase I Environmental Site Assessment; Benjamin Plaza West, 8938 9120 Hillcrest Road; April 6, 2009; prepared by Underground Environmental Services, Inc.

4.	Phase I Environmental Site Assessment; Benjamin Ranch, 6401 E. 87th Street; May 29, 2009; prepared by Underground Environmental Services, Inc.

5.	Phase I Environmental Site Assessment; Former Blockbuster, 9400 Hillcrest Road, April 6, 2009; prepared by Underground Environmental Services, Inc.

6.	Phase I Environmental Site Assessment; Former Boater's World/Petsmart, 9317 9321 Hillcrest Road, April 6, 2009; prepared by Underground Environmental Services, Inc.

7.	Phase I Environmental Site Assessment; Former Conoco/Wal-Mart; 9005 9051 Hillcrest Road, April 6, 2009; prepared by Underground Environmental Services, Inc.

8.
Phase I Environmental Site Assessment; Former Bannister Mall (including Sears, Dillards, J C Penney, Jones Store) 5600 E. Bannister Road; February 5, 2009; prepared by Underground Environmental Services, Inc.

9.	Phase I Environmental Site Assessment; Former Fire Station; 5700 E. Bannister Road; April 6, 2009; prepared by Underground Environmental Services, Inc.

10.	Phase I Environmental Site Assessment; Former Red Lobster; 5630 E. Bannister Road; February 5, 2009; prepared by Underground Environmental Services, Inc.

11.	Phase I Environmental Site Assessment; International House of Pancakes; 8932 Hillcrest Road; April 6, 2009; prepared by Underground Environmental Services, Inc.

12.	Phase I Environmental Site Assessment; Transformed Cosmetology Academy; 5720 E. Bannister Road; April 6, 2009; prepared by Underground Environmental Services, Inc.

13.	Phase I Environmental Site Assessment; Two Commercial Buildings; 5540 and 5620 E. Bannister Road; November 10, 2010; prepared by Kingston Environmental Companies.

14.	Pre-Demolition Asbestos Inspection; Parcel D Sites - Former Bannister Mall Sites; July 31, 2008; prepared by Underground Environmental Services, Inc.

15.	Pre-Demolition Asbestos Survey of Parcels B1-B16 (incorrectly referred to in the document as the “Parcel D properties”); Underground Environmental Services, Inc.

16.	NESHAP Inspection for Demolition; Vacant Commercial Building & McDonalds 5540 and 5620 E Bannister Road; November 10, 2010; prepared by Kingston Environmental Companies.

17.	Letter Report of Findings - Post Abatement Visual Inspection Summary; Former Sears Building - Bannister Mall; January 24, 2009; prepared by Underground Environmental Services, Inc.

18.	Asbestos-Containing Material Survey Report; Benjamin Ranch - Party Barn; November 2, 2007; prepared by ACT.

19.	Asbestos-Containing Material Survey Report; Benjamin Ranch - Arena Ticket Office; November 2, 2007; prepared by ACT.

20.	Asbestos-Containing Material Survey Report; Benjamin Ranch - House; November 2, 2007; prepared by ACT.

21.	Asbestos-Containing Material Survey Report; Benjamin Ranch - Ranch Cafe; November 2, 2007; prepared by ACT.

22.	Asbestos-Containing Material Survey Report; Benjamin Ranch - Santa Fe Hall; November 2, 2007; prepared by ACT.

23.	Asbestos-Containing Material Survey Report; Benjamin Ranch - Stage, Petting Farm Stable, Mx Shop Barn, Hay Barn, JC Main Building; November 2, 2007; prepared by ACT.

24.	Asbestos-Containing Material Survey Report; Old Hypermart, Hillcrest Drive; August 17, 2007; prepared by ACT.

25.	Analytical Results from Asbestos-Containing Material Sampling Events; Jones Store; June 25, 2008; prepared by ACT.

26.	Analytical Results from Asbestos-Containing Material Sampling Events; Dillards; April 28, 2008; prepared by ACT.

27.	Analytical Results from Asbestos-Containing Material Sampling Events; Red Lobster; August 3, 2007; prepared by ACT.

28.	Analytical Results from Asbestos-Containing Material Sampling Events; Fire Station; June 17, 2008; prepared by ACT.

29.	Analytical Results from Asbestos-Containing Material Sampling Events; Barber/Beauty School; June 17, 2008; prepared by ACT.

30.	Pre-Demolition Asbestos Inspection, Benjamin Plaza West & East Shops & Select Out Structures, Kansas City, Missouri; February 6, 2008; prepared by Underground Environmental Services, Inc.

31.	13-0123 Environmental Report Summary - Environmental Site Assessment; Bannister Asbestos Summary

32.	12-0917 Asbestos Abatement Parcel Map

33.	12-0917 Phase 1 Completed Parcel Map

34.
Phase I Environmental Site Assessment; Benjamin Plaza East Out-Parcels (Former Tippin's, Men's Shoes, National Tire & Battery, Darryl's) 9101-9211 Hillcrest Road; May 19, 2009; prepared by Underground Environmental Services, Inc.

35.
Letter dated January 31, 2013 from Construction and Abatement Services regarding asbestos Waste Manifest, including Non-Hazardous Waste Manifests for 9400 Hillcrest Road, and 5700 East Bannister Road, and Waste Shipment Records for 5540 Bannister Road and Bannister Mall.

36.	Letter dated March 23, 2007 regarding 5600/5630 Bannister Road; prepared by Underground Environmental Services, Inc.

37.	Letter dated August 17, 2007 regarding Former Red Lobster Building 5360 Bannister Rd. Kansas City, MO from Underground Environmental Services, Inc.

38.
Letter dated August 17, 2007 regarding Former Wal-Mart Store #1484 9051 Hillcrest Rd. Kansas City, MO 64138 & Former Gasoline Station 9005 Hillcrest Rd.  Kansas City, MO 64138 from Underground Environmental Services, Inc.

39.
Letter dated November 9, 2007 regarding Benjamin Stables 87th& Hillcrest Rd. Kansas City, MO 64138 & Cameron Property S.W.C of 91st Street & Winchester Ave Kansas City, MO 64138 from Underground Environmental Services, Inc.

40.	Letter dated January 22, 2008 regarding Former Toys-R-Us & Babies R-Us-Building 9110-9120 Hillcrest Rd Kansas City, MO 64138 from Underground Environmental Services, Inc.

41.	Letter dated February 13, 2008 regarding Former Boater's World Building 9317 Hillcrest Rd Kansas City, MO 64138 from Underground Environmental Services, Inc.

42.	Letter dated March 6, 2008 regarding Benjamin Plaza West 8938-9110 Hillcrest Rd. Kansas City, MO from Underground Environmental Services, Inc.

43.	Letter dated March 6, 2008 regarding IHOP 8932 Hillcrest Rd. Kansas City, MO from Underground Environmental Services, Inc.

44.	Letter dated March 6, 2008 regarding Benjamin Plaza East 9115-9251 Hillcrest Rd. Kansas City, MO from Underground Environmental Services, Inc.

45.	Letter dated March 6, 2008 regarding Retail Buildings-Benjamin Plaza East 9101/9145/9211 Hillcrest Rd Kansas City, MO from Underground Environmental Services, Inc.

46.	Letter dated June 18, 2008 regarding Former Fire Station 5700 Bannister Road Kansas City, MO from Underground Environmental Services, Inc.

47.	Letter dated June 18, 2008 regarding Retail Building (Former Blockbuster) 9400 Hillcrest Road Kansas City, MO from Underground Environmental Services, Inc.

48.	Letter dated June 18, 2008 regarding Retail Building (Former Beauty School) 5720 Bannister Road Kansas City, MO from Underground Environmental Services, Inc.

EXHIBIT F

Matters Relating Hazardous Materials and the Property

None.

EXHIBIT G

Form of Estoppel Certificate
TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (“Certificate”) is made as of this _____ day of _______, 20__, with respect to that certain _______________ dated ____________ (the “Lease”) by and between ______________ (“Tenant”) and ______________ (“Landlord”) for the premises therein described (the “Leased Premises”):

1.Attached hereto as Exhibit A is a true, correct and complete copy of the Lease. To Tenant's knowledge, the Lease is in full force and effect, has not been modified, amended, added onto, extended or renewed, and to Tenant's knowledge is binding upon, and enforceable against, Tenant in accordance with its terms.

2.As of the date hereof, neither Tenant is not in breach of, or in default under, the Lease, and to Tenant's knowledge, (a) Landlord is not in breach of, or in default under, the Lease, and (b) there is (i) no event or condition which, with the passage of time or the giving of notice or both, would constitute a breach or default by Tenant or Landlord under the Lease or (ii) no claims by third parties against Landlord relating to the Leased Premises, or their respective uses.

3.Neither Tenant nor, to Tenant's knowledge, Landlord has commenced any action, or received any notice, with respect to the termination of the Lease. Tenant's interest in the Lease has not been assigned, pledged or encumbered by Tenant, Tenant has accepted and is in full and complete possession of the Leased Premises, and no part of the Leased Premises has been sublet by Tenant.

4.There are no actions, whether voluntary or otherwise, pending against the undersigned and/or any guarantor of the undersigned's obligations under the Lease pursuant to the bankruptcy or insolvency laws of the United States or any state thereof and, to the best knowledge of the undersigned, none have been threatened.

5.Tenant has not entered into any agreement to pay any real estate broker in connection with the leasing of the Leased Premises to Tenant.

6.Tenant acknowledges that all construction required to be performed by Landlord under the Lease has been fully completed in a manner satisfactory to Tenant, and that payment of any tenant allowance or similar up-front sum from Landlord has been made in full.

7.The term of the Lease commenced on _________ ___, ____ and expires _________ ___, 20__ (the "Expiration Date"). The current monthly base rent Tenant is obligated to pay under the Lease is $____________. Tenant has no offsets, defenses, or claims in connection with said rent.

8.Tenant has no rights or options to purchase the Leased Premises or any part thereof or interest therein, nor does Tenant have (a) any right or option to renew or extend the term of the Lease beyond the Expiration Date, or (b) any right of first refusal or option to lease or purchase any additional premises other than the Leased Premises, except as follows: ________________________________________________.
9.There is no prepaid rent or security deposit paid under the terms of the Lease, except as follows: ________________________________________________________.
10.This Certificate shall be binding upon Tenant and its successors and assigns and shall inure to the benefit of and be enforceable by Landlord, Cerner Corporation, a Delaware limited liability company, and their successors, assigns, affiliates and designees.

IN WITNESS WHEREOF, Tenant has duly executed, acknowledged and delivered this Certificate as of the date set forth below.

Dated: _________ __, 20__

[TENANT]

By: ____________________________________
Name:
Title:

EXHIBIT H

Form of Closing Certificate
[Conforming certificate to be prepared for Purchaser prior to Closing]
______________________, a _________ (“Seller”) hereby certifies that the representations and warranties contained in that that certain Agreement of Sale and Purchase (the “Agreement”) dated as of _____________ __, 2013, by and between ___________________, a ____________________ (“Purchaser”), and Seller, which representations and warranties are incorporated herein as though set out in full herein, are true and correct in all material respects as of the Closing Date defined in the Agreement as if made on and as of the Closing Date, shall survive the consummation of the purchase and sale transaction as contemplated by and for the time period provided in the Agreement and shall not be deemed to merge upon the acceptance of the deed by Purchaser delivered in connection with the consummation of such purchase and sale transaction.
Capitalized terms not otherwise defined herein shall have those meanings as set forth in the Agreement.
This certificate is given to Purchaser with the realization and understanding that all matters referenced above are material to the decision of Purchaser to close said sale and purchase on the Closing Date and Purchaser is acting in reliance thereon.
Dated this ___ day of _________, 201__.
______________________, a _________
By:

EXHIBIT I
CERTIFICATE OF NON-FOREIGN STATUS
[Conforming certificate to be prepared for Purchaser prior to Closing]
STATE OF ________________        )
__________________________        ) KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF ______________        )
BEFORE ME, the undersigned authority, on this day personally appeared __________________ ““Affiant”), _________________ of ______________________, a _________, (“Seller”) who after being duly sworn, upon his oath did depose and state under penalty of perjury that for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of that certain property located and particularly described on Exhibit A attached hereto and incorporated herein for all purposes (the “Property”), and in order to inform ______________________, a ________________________ (“Purchaser”), that withholding of tax is not required upon the disposition of the Property by Seller:
(a)    that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as these terms are defined in the Internal Revenue Code and Income Tax Regulations);
(b)    that Seller's United States taxpayer identification number is _______________;
(c)    that Seller's mailing address is ____________________________; and
(d)    that Seller and Affiant understand that this Affidavit may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punishable by fine, imprisonment or both.
Under penalties of perjury Affiant declares that he has examined this Affidavit, that to the best of his knowledge and belief it is true, correct and complete, and that Affiant has the authority to sign this Affidavit on behalf of Seller.
______________________
a _________
By:

EXHIBIT J
Existing Contracts
1.    Commercial Schedule of Protection Proposal and Sales Agreement between Trails Properties II, Inc. and Protection Security Solutions dated September 23, 2011.

2.    Service Contract between The Trails, LLC and Metro Air Conditioning dated October 26, 2012.

3.    Service Contract between The Trails, LLC and Ackerson Landscape effective as of March 1, 2013.

4.    Service Contract between The Trails Properties, LLC and Eco Lighting Systems, Inc. executed July 10, 2013.

5.    Service Contract between The Trails, LLC and All Care Sweeping dated December 1, 2012.

6.    Service Contract between The Trails, LLC and C&M Restoration dated February 25, 2013.

7.    Service Contract between The Trails, LLC and Royalty Companies dated April 9, 2013.

8.    Service Contract between The Trails, LLC and First Response, Inc. executed July 6, 2011.

9.    Service Contract between The Trails, LLC and Metro Snow Contractors dated December 15, 2008 (unexecuted).

10.    Service Contract between The Trails, LLC and Deb's Disposal Service dated December 14, 2011.

11.    Memorandum of Understanding between 3-Trails Village Community Improvement District, a Missouri political subdivision, and Trails Properties II, Inc., a Missouri corporation, dated December 1, 2012.

12.    Letter of Intent regarding purchase of Toys “R” Us Property dated May 13, 2013.

13.    Access and Use Agreement between Trails Properties II, Inc. and Cerner Corporation dated June 15, 2012.

14.    Access Agreement between Trails Properties II, Inc. and Cerner Corporation dated September 4, 2012.

15.    Mutual Non-Disclosure Agreement between Trails Properties II, Inc. and Cerner Corporation dated September 9, 2012.

EXHIBIT K
The Demolition Work

87TH ST
435
HILLCREST RD
COMMERCIAL
93RD ST
BANNISTER RD
ACCESS ROAD BANNISTER MALL

Jackson County Tax Parcels

49-130-02-27-00-0-00-000	49-130-03-06-00-0-00-000
49-130-02-28-00-0-00-000	49-620-01-20-00-0-00-000
49-510-01-10-00-0-00-000	49-620-01-21-00-0-00-000
49-130-03-01-00-0-00-000	49-620-01-17-00-0-00-000
That portion of 49-620-01-14-00-0-00-000 depicted on the map above